Exhibit 10.1
August 7, 2015

Dear Mike,

I am pleased to extend this employment opportunity as Chief Financial Officer and Senior Vice President, reporting directly to Steven Spinner, Chief Executive Officer. Your first day of employment with United Natural Foods, Inc. (“UNFI” or the “Company”), and the effective date of this letter will be on or about October 5, 2015. This offer is contingent upon the successful completion of a pre-employment background check, drug screen, and form I-9.

The following information outlines the details of your new position with the Company:

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You will be paid an annual salary of $450,000.00 (USD) annually ($ 17307.69 bi-weekly). Your salary will be paid on a bi-weekly basis in accordance with the Company’s payroll practices. Pay dates occur every other Friday. In addition you will receive a one-time restricted stock grant equal to the value of your unvested equity at your current employer. A copy of this estimated award is attached for your review along with a term sheet outlining how the actual award will be calculated.

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Our annual performance review cycle coincides with our fiscal year and is from August 1 to July 31. Your total compensation will be determined by the company’s board of directors compensation committee utilizing market data, performance and peer group studies reviewed by our CEO and independent compensation consultants.

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Your effective date for insurance coverage (medical, dental, vision, life, accidental death/dismemberment, short term disability, and long term disability) will coincide with your date of hire. Most UNFI associates have a 30 day waiting period before being eligible for healthcare benefits. Since you are in a classification with no waiting period for medical and dental coverage, special tax rules apply. Upon enrolling in the medical and/or dental plan, an amount equal to the company contribution to these plans for the first 30 days of employment will be included in your taxable income. The amount of this imputed income will be reflected in the first paycheck following your benefit enrollment.

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You will be eligible to participate in UNFI’s Annual Incentive Plan (AIP) targeted at 75% of your base salary based on achievement of certain fiscal year goals and objectives. Your participation in UNFI’s AIP will begin with the 2016 fiscal year beginning on August 1, 2015 and ending on July

31, 2016. This annual incentive will be payable in conjunction with all year-end incentive payments and will be prorated based on your date of hire.

•	You will be eligible to participate in the Company’s LTI equity awards program in FY17 for the year ending July 31, 2016.

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You will be eligible to participate in the Company’s 401(k) as of your six month anniversary. The Company matches 50% of the first 8% of eligible compensation contributed to the Company’s 401(k) Plan per pay period. The plan has a four year graded vesting schedule which applies to company matching contributions and begins on your date of hire.

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You will be eligible to participate in the Company’s non-qualified deferred compensation plan as of your date of hire. You will have 30 days from your date of hire to enroll in the plan for current plan year. Annual enrollment for each future plan year is held in December.

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You will begin accruing Paid Time Off (PTO) after your first 90 days in role at a rate of 6.77 hours per pay period (biweekly); PTO accruals are available for scheduling in the pay period following the completion of 90 days of employment. PTO provides paid time away from work that can be used for vacation, personal time, holidays other than official Company holidays, sick time or personal/family illness, etc. UNFI also offers six (6) paid holidays pursuant to Company policy.

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We are pleased to provide you with a relocation package up to a maximum of $100,000 for certain incurred moving expenses that will help with your move to the Providence, RI area. Moving expenses one year prior to the date of transfer (to be determined) are reimbursable provided that you follow the requirements of the program. As part of this offer, you will be required to sign the Relocation Payback Agreement if you decide to leave the employment of UNFI within twenty-four (24) months from the effective date your location transfer. Generally, this allowance is intended to cover home closing costs and expenses directly related to travel and moving.

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As part of the relocation allowance, you will be provided reimbursement for temporary living reimbursement up to the maximum allowed under UNFI’s relocation policy which outlines that UNFI will reimburse reasonable lodging and meal expenses for you for a period of up to thirty (30) days for renters, and sixty (60) days for home owners. Receipts must be submitted and approved prior to reimbursement.

•	Attached is a term sheet summarizing our offer of compensation and benefits.

The Company is an equal opportunity employer and complies with all laws applicable to employers. The Company also is an “at will” employer. This means that your employment is for no definite period of time and may be terminated at any time by you or the company with or without cause for any lawful reason. The “at will” status of your employment can be modified only by a written individual contract signed by you and the Chair of the Board of Directors of the Company. This letter states the full terms of our offer of employment and supersedes all previous offers or other communications by any representative of the company regarding the terms of your employment. Notwithstanding the foregoing, our offer of employment is contingent upon, and will not be binding upon the Company or you until, the satisfaction of the conditions set forth in the first paragraph of this letter and the commencement of your employment by the Company.

If you agree with the terms of employment described above, please execute and return to the undersigned a copy of this letter by 8/21/2014. We look forward to you joining the Company and are confident your skills and expertise will make an immediate contribution to the growth of our company.

UNFI uses an automated on-boarding system, called “Drive”. You will be granted access to the system upon acceptance of this offer of employment. Drive will deliver pre- hire and new hire tasks to you, as well as access to UNFI material and content intended solely for UNFI Associates. Your welcome email with your username and password will arrive shortly in your personal email box. We hope you find the system easy to use and informative, for assistance, please direct questions to your HR contact.

Sincerely,

Steven L. Spinner
President & CEO

/s/ Steven L. Spinner	8/5/15
Signature	Date

Associate Relocation Payback Agreement

In order to receive relocation benefits, the Associate Repayment Agreement must be completed and signed before any relocation related expenses are paid/reimbursed.
This is a Relocation Program Payback Agreement dated 8/x/2015 between United Natural Foods, Inc. (UNFI) and Michael Zechmeister (Associate). This policy applies to the divisions, subsidiaries, affiliates and related companies of UNFI. The associate hereby agrees and understands that in connection with acceptance of a new position or transfer with UNFI, the company has offered to reimburse the associate for certain relocation expenses up to a specific limit in accordance with the UNFI Relocation Program.
The associate hereby agrees and understands that if he/she voluntarily terminates employment with UNFI for any reason within twenty-four (24) months from the start date of your relocation-eligible position as determined by UNFI, the following repayment to UNFI will apply:
0-12 months - 100%
13-24 months - 50%
25+ months - 0%

The associate agrees to reimburse UNFI for all expenses incurred or paid by UNFI on the associate’s behalf in connection with the respective relocation. Such relocation expenses shall include items as stated in the Relocation Program, without limitation, all moving and transportation expenses, home sale and purchase assistance payments, travel and lodging, insurance charges, tax gross-up payments incurred or paid by UNFI. Expenses will not have to be refunded by the associate when the employment is terminated or if the position is eliminated.
I authorize UNFI to withhold in the maximum amount permitted by law, payment of any and all monies due me in the nature of wages, vacation pay, commissions, bonus, reimbursable business expenses or any other compensation due me, and may use all other available means to satisfy this obligation. I agree if the foregoing withholding is insufficient to liquidate this obligation, the balance shall become immediately due and payable without notice or demand. I also agree I will be responsible for paying any legal expenses including court costs or filing fees associated with the collection of this debt.
Nothing in this Agreement or otherwise to the contrary shall change the nature of the employee-at-will relationship between UNFI and the undersigned associate.
By signing below, the associate acknowledges having carefully reviewed the contents of the Relocation Program, this agreement and, with full and complete understanding of its terms, voluntarily accepts all of its terms and conditions.
IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date first above written.

UNITED NATURAL FOODS, INC.	ASSOCIATE

<<unfi signature>>	Michael Zechmeister

Offer Parameters for Michael Zechmeister

Element	Description
Position	Senior Vice President and Chief Financial Officer
Start date	On or before October 5, 2015
Annual Salary	$450,000, paid consistent with the company’s regular payroll practices
Annual incentive	▪	Target of 75% of salary, with range between 0% and 150% of salary based on performance
	▪	Performance determined based on metrics consistent with other similarly-situated executives at the company (combination of corporate financial results and individual performance metrics)
	▪	Amount pro-rated for time employed during FY16; first payment in September 2016
Long-term incentive	▪ ▪	Target of 165% of salary (value of $742,500)
	▪	Grant made consistent with similarly-situated executives at the company
	▪	Eligible for annual grant in September 2016
	▪	Current program contemplated for FY16 is:
¡ 50% time-based restricted stock units (RSUs), vesting 25% per year on anniversary of grant
¡ 50% performance units, based on EBIT and ROIC (current design being developed)
Other benefits	Eligible for benefit programs consistent with similarly-situated executives and/or standard company programs; summary below:
¡ 401(k): 50% match on first 8% of salary
¡ Deferred compensation plan
¡ Medical benefits, paid time off and related benefits consistent with standard company programs as described in UNFI associate guidebook
Termination Payments	Consistent with standard company program for similarly-situated executives
	▪	Change in control: 2.99x salary and 3-year average annual incentive
	▪	Severance for involuntary termination or voluntary termination with Good Reason: 1x annual base salary in effect at time of termination
Sign-on equity grant	▪	Grant value of $2,020,000, split between 75% time-based RSUs and 25% stock options
¡ Time-based RSUs vest 25% per year on anniversary of grant
¡ Stock options vest 25% per year on anniversary of grant. Exercise price based on closing price on date of grant.
	▪	Number of RSUs and stock options determined at time of grant; options will be determined based on an approximate 3:1 ratio with RSUs
	▪	Unvested sign-on awards would vest in case of involuntary termination
Relocation	Up to $100,000 and reimbursement for temporary living expenses, per standard company policy